EXHIBIT 99.2

Grant Park Fund March 2019 Update
April 26, 2019

Class	March ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	2.01%	1.45%	$4.54M	$960.002
B	1.96%	1.29%	$48.88M	$777.202
Legacy 1	2.17%	2.01%	$0.57M	$791.924
Legacy 2	2.09%	1.88%	$0.33M	$770.519
Global 1	2.09%	2.02%	$18.22M	$793.095
Global 2	2.15%	2.04%	$0.73M	$774.738
Global 3	2.08%	1.67%	$0.57M	$651.277
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Sector Commentary
Currencies: The U.S. dollar strengthened on optimism about the trade talks between the U.S. and China and on better- than-expected economic data. The Canadian dollar weakened after the Bank of Canada expressed uncertainty about future rate hikes. The British pound weakened due to Brexit concerns.

Energy: Crude oil prices rose as OPEC reduced production and the U.S. continued to impose sanctions against Iran and Venezuela. Natural gas prices declined as mild weather weakened demand.

Equities: Global equity markets rose on optimism for a trade deal between the U.S. and China and on dovish central bank policies.

Fixed Income: Global fixed income markets rose on dovish central bank policies and concerns of slowing global growth.

Grains/Foods: Corn prices fell due to an excess of supplies and greater-than-expected crop plantings. Soybean markets fell on reports of elevated storage levels. Cotton prices rose over 8% in response to a 2% reduction in plantings and in anticipation a trade deal between the U.S. and China would lead to increased exports. Lean hog markets rose over 38% as China made its biggest purchase of the commodity from the U.S. in nearly two years.

Metals: Gold and precious metals markets moved lower as a stronger dollar reduced demand for the safe-haven assets. Copper and other base metal prices were down on concerns about China’s exports, growth and slow trade negotiations with the U.S.

Additional Information: Grant Park will no longer offer units for sale in connection with the prospectus that forms its registration statement on Form S-1 (Reg. No. 333-223480), which was initially filed with the Securities and Exchange Commission on July 13, 2018. For existing investors in Grant Park, business will continue to be conducted as usual. For example, there will be no change in our trading, operations, or monthly statements, etc., and redemption requests will continue to be honored on a monthly basis. For the Fund’s monthly Account Statement, including the net asset value  per unit, and related information, please visit our website at grantparkfunds.com.

Sincerely,

      David Kavanagh President

Daily fund performance and weekly commentaries are available on our website at grantparkfunds.com.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.

Account Statement
(Prepared from books without audit)

For the month ended March 31, 2019

STATEMENT OF INCOME
Trading Income (Loss)	Monthly Performance	Year to Date Performance
Realized Trading Income (Loss)	$898,645	$1,905,497
Change In Unrealized Income (Loss)	949,969	241,256
Brokerage Commission	-22,512	-68,832
Exchange, Clearing Fee and NFA Charges	0	0
Other Trading Costs	-61,489	-206,643
Change in Accrued Commission	592	-1,228
Net Trading Income (Loss)	1,765,205	1,870,050

Other Income	Monthly Performance	Year to Date Performance
Interest, U.S. Obligations	$69,301	$211,814
Interest, Other	25,300	52,362
Income from Securities	2,216	2,216
Dividend Income	0	0
Total Income (Loss)	1,862,022	2,136,442

Expenses	Monthly Performance	Year to Date Performance
Management Fee	$0	$0
Incentive Fee	31,371	31,371
Operating Expenses	16,094	48,321
Organization and Offering Expenses	18,527	55,640
Brokerage Expenses	290,791	881,419
Dividend Expenses	0	0
Total Expenses	356,783	1,016,751

Net Income (Loss)	$1,505,239	$1,119,691

Statement of Changes in Net Asset Value	Monthly Performance	Year to Date Performance
Beginning Balance	$75,330,478	$77,934,699
Additions	0	0
Net Income (Loss)	1,505,239	1,119,691
Redemptions	-2,991,815	-5,210,488
Balance at March 31, 2019	$73,843,902	$73,843,902

PERFORMANCE SUMMARY BY CLASS
Class	Net Asset Value per Unit	Units	Net Asset Value	Monthly ROR Year to Date ROR
A	$960.002	4,726.19231	$4,537,155	2.01%	1.45%
B	$777.202	62,897.34113	$48,883,913	1.96%	1.29%
Legacy 1	$791.924	723.52691	$572,978	2.17%	2.01%
Legacy 2	$770.519	430.02681	$331,344	2.09%	1.88%
Global 1	$793.095	22,967.78287	$18,215,646	2.09%	2.02%
Global 2	$774.738	940.93190	$728,976	2.15%	2.04%
Global 3	$651.277	881.17855	$573,891	2.08%	1.67%

To the best of my knowledge and belief the information contained herein is accurate and complete.

__________________________________________________________
David Kavanagh, President
For Dearborn Capital Management, LLC
General Partner of Grant Park Futures Fund, Limited Partnership